                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the quarters ended June 30, 2000 and 1999, is as follows:


                                                          2000                               1999
                                             ------------------------------      ------------------------------
                                                 Basic            Diluted            Basic            Diluted
                                             ------------      ------------      ------------      ------------

Net loss                                     $   (816,477)     $   (816,477)     $   (638,684)     $   (638,684)
                                             ============      ============      ============      ============

Weighted average number of common
      shares outstanding during the
      period                                    4,400,210         4,400,210         4,400,210         4,400,210

Net effect of dilutive stock options
      based on the treasury stock
      method at market prices                          --                --                --                --
                                             ------------      ------------      ------------      ------------

Shares used for computation                     4,400,210         4,400,210         4,400,210         4,400,210
                                             ============      ============      ============      ============

Net loss per share                           $      (0.19)     $      (0.19)     $      (0.15)     $      (0.15)
                                             ============      ============      ============      ============


As the Company incurred a net loss for the quarters ended June 30, 2000 and 1999, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.